Exhibit (d)(60)

NORTHERN FUNDS

AMENDMENT NO. 3 TO SUB-ADVISORY AGREEMENT

MULTI-MANAGER EMERGING MARKETS EQUITY FUND

This Amendment (“Amendment”), dated as of the 17th day of June, 2016, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Westwood Global Investments, LLC (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of November 19, 2008, as amended, (the “Sub-Advisory Agreement”) pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub- Adviser to act as a sub-adviser to the Multi-Manager Emerging Markets Equity Fund (the “Fund”);

WHEREAS, effective June 17, 2016 the name of the Multi-Manager Emerging Markets Equity Fund has been changed to the Active M Emerging Markets Equity Fund;

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Sub-Advisory Agreement; and

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree as follows:

1. All references in the Sub-Advisory Agreement to “Multi-Manager Emerging Markets Equity Fund” are hereby replaced with “Active M Emerging Markets Equity Fund.”

2. Except to the extent amended hereby, the Sub-Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

All signatures need not appear on the same copy of this Amendment.

NORTHERN TRUST INVESTMENTS, INC.

/s/ Nina B. Staley
Name:	Nina B. Staley
Title:	Senior Vice President

WESTWOOD GLOBAL INVESTMENTS, LLC

/s/ Bryan Ward
Name:	Bryan Ward
Title:	Principal